EXHIBIT 99.1

FOR IMMEDIATE RELEASE

MARTIN RESOURCE MANAGEMENT CORPORATION
ANNOUNCES CLOSING OF TRANSACTION
WITH ALINDA CAPITAL PARTNERS

KILGORE, TX - September 3, 2013 (GlobeNewswire). Martin Resource Management Corporation (“MRMC”), announced today that it has completed its sale of a 49% voting interest (50% economic interest) in MMGP Holdings LLC, a newly-formed sole member of Martin Midstream GP LLC (“MMGP”), the general partner of Martin Midstream Partners L.P. (NASDAQ: MMLP) (“MMLP” or the “Partnership”), to certain affiliated investment funds managed by Alinda Capital Partners (“Alinda”). At closing, Alinda appointed Alex W. F. Black and Sean P. Dolan to serve as directors on the board of MMGP.

Alexander W.F. Black is a partner at Alinda, which he joined in 2008. Prior to joining Alinda, he was a senior director of Kroll Zolfo Cooper, LLC, a consulting firm based in New York. He has been CEO, CFO or head of operations at several businesses in the United States and United Kingdom. Prior to that, he was an audit supervisor at Touche Ross & Co. He is a Chartered Engineer, Chartered Insolvency and Restructuring Advisor, and a Chartered Accountant. He has a BSc (Hons) degree from Exeter University, United Kingdom. Mr. Black was selected to serve as a director on the Board due to his affiliation with Alinda, his knowledge of the energy industry and his financial, business and operational expertise.

Sean P. Dolan is a Managing Director of Alinda, which he joined in 2009. Prior to joining Alinda, Mr. Dolan spent over 12 years with Citigroup Global Markets in investment banking primarily focused on the energy sector. Mr. Dolan received a bachelor's degree from Georgetown University. Mr. Dolan was selected to serve as a director on the Board due to his affiliation with Alinda, his knowledge of the energy industry and his financial and business expertise.

In addition, prior to closing, MRMC reappointed Ruben S. Martin III, Joe Averett, Byron Kelley, Hank Still and C. Scott Massey to serve on the board of directors of MMGP.

Ruben Martin, President and Chief Executive Officer of MMLP's General Partner, said, “We are pleased to announce the closing of the MMGP Holdings transaction. This commences a new era of growth for our Partnership. Further, we welcome Alex and Sean to our board and look forward to the experience and perspective they bring. ”

About Martin Midstream Partners L.P.

Martin Midstream Partners L.P. (NASDAQ: MMLP) is a publicly traded limited partnership with a diverse set of operations focused primarily in the United States Gulf Coast region. The Partnership's primary business segments include: terminalling and storage services for petroleum products and by-products including the refining, blending, packaging and marketing of finished products; natural gas services, including liquids distribution services and natural gas storage; sulfur and sulfur-based products processing, manufacturing, marketing and distribution; and marine transportation services for petroleum products and by-products. The Partnership is based in Kilgore, Texas and was founded in 2002. Additional information concerning MMLP is available on its website at www.martinmidstream.com

About Martin Resource Management Corporation

Martin Resource Management Corporation through its various subsidiaries (collectively “Martin”) is an independent provider of marketing and distribution of fuel oil, asphalt, sulfuric acid, diesel fuel and high-quality naphthenic lubricants. Martin markets over 250 million gallons of diesel fuel and lubricants per year along the Gulf Coast and approximately 1.5 million barrels of naphthenic lubricants and base oils per year throughout the United States. In addition, Martin provides surface transportation services for products such as molten sulfur, sulfuric acid, fuel oil, natural gas liquids (NGLs), asphalt, paper mill liquids, and other bulk tank liquids. Martin's surface transportation capabilities include operating over 850 trucks and 1200 trailers across the United States through its network of 25 truck terminals. The privately-held company is based in Kilgore, Texas and was founded in 1951 by R.S. and Margaret Martin.

About Alinda Capital Partners

Alinda is one of the world's largest infrastructure investment firms with approximately $7.8 billion in equity commitments to infrastructure investments. Alinda has invested in infrastructure businesses that operate in 31 states in the United States as well as in Canada, the United Kingdom, Germany, the Netherlands, Austria, Belgium and Luxembourg. These businesses serve 100 million customers annually in more than 400 cities globally, and employ more than 15,000 people.

Through its affiliated managed investment funds, Alinda currently owns Houston Fuel Oil Terminal Company, a 16.1 million barrel crude and residual fuel oil terminal on the Houston Ship Channel; NorTex Midstream Partners, a large independent natural gas storage company with 35 billion cubic feet of gas storage serving the Dallas-Fort Worth market; and a 50% equity interest in RIGS Haynesville Partnership Co., which owns a 464-mile intrastate natural gas pipeline with a capacity of 2.1 billion cubic feet a day in Louisiana. Alinda's investors are predominantly pension funds for public sector and private sector workers. These institutions seek steady investments over the long term, matching their pension liabilities. They include some of the largest institutional investors in the world. Alinda and its subsidiaries have two offices in the United States - in Greenwich, Connecticut and in Houston, Texas - and two offices in Europe - in London, England and in Düsseldorf, Germany. Additional information concerning Alinda is available on its website at www.alinda.com

For more information:

Joe McCreery
Head of Investor Relations
Martin Midstream Partners L.P.
903-988-6425

Antonia Schwartz
Director, Investor Relations
Alinda Capital Partners
203-930-3831